EXHIBIT 21.1

WOLVERINE TUBE, INC. AND SUBSIDIARIES

SUBSIDIARIES OF REGISTRANT

Name	State or Other Jurisdiction of Incorporation

Small Tube Forming, LP	Delaware

Tube Forming, LP	Delaware

Wolverine Europe	France

Wolverine European Holdings, B.V.	The Netherlands

Wolverine Finance, LLC	Tennessee

Wolverine Joining Technologies, LLC	Delaware

Wolverine Joining Technologies Canada, Inc.	Ontario

Wolverine Tube Europe B.V.	The Netherlands

Wolverine Tube, B.V.	The Netherlands

Wolverine Tube (Canada) Inc.	Ontario

Wolverine Tube (Shanghai) Limited	People’s Republic of China

Wolverine Tubagem (Portugal), Limitada	Portugal

TF Investor, Inc.	Delaware

Tube Forming Holdings, Inc.	Delaware

WT Holding Company, Inc.	Delaware

3072996 Nova Scotia Company, a Nova Scotia ULC	Nova Scotia

3072452 Nova Scotia Company, a Nova Scotia ULC	Nova Scotia

3072453 Nova Scotia Company, a Nova Scotia ULC	Nova Scotia

Wolverine Tube Canada Limited Partnership	New Brunswick

Wolverine China Investments, LLC	Delaware

WLVN de Latinoamerica, S. de R.L. de C.V.	Mexico

WLV Mexico, S. de R.L. de C.V.	Mexico

DEJ 98 Finance, LLC	Delaware

Wolverine Wieland Singapore Holdings Private Limited	Singapore

Wolverine Metal (Shanghai) Co., Ltd.	Shanghai